UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

Invesco Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Invesco Ltd. (“Invesco”) today announced that Jerome P. Kenney has resigned his position as a director, effective December 10, 2008. Mr. Kenney joined the company’s Board in January 2008 upon his retirement from Merrill Lynch & Co. Recently, at the request of Merrill Lynch, Mr. Kenney became an adviser to Blackrock, Inc., its 49.9% owned affiliate and a competitor of Invesco. Mr. Kenney and the company mutually agreed that in the circumstances it would be best for Mr. Kenney to resign his Invesco Board seat due to the potential conflicts of interest that may arise from his maintaining both such roles.

On December 11, 2008, the Board appointed Ben F. Johnson III as a new director. Mr. Johnson is currently a partner at Alston & Bird LLP and served as the firm's managing partner from 1997 to 2008. He has practiced law at the firm since 1971 and was named a partner in 1976. Mr. Johnson received his B.A. degree from Emory University and his J.D. degree from Harvard Law School. Mr. Johnson’s term will commence immediately following his retirement from Alston & Bird, which is expected to occur on December 31, 2008. Invesco expects that upon commencing to serve as a director, Mr. Johnson will be appointed to the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. Mr. Johnson will be paid in accordance with the company's Compensation Arrangements for Members of the Board of Directors, a copy of which may be found in the company’s most recent annual proxy statement. During 2008, Alston & Bird has provided legal services to the company in the approximate amount of $3.6 million.

A copy of the press release issued by the company in connection with the above is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 11, 2008, issued by Invesco Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Kevin M. Carome Kevin M. Carome
Senior Managing Director and General Counsel

Date: December 11, 2008

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 11, 2008, issued by Invesco Ltd.